[First Look Studios Letterhead]

Mr. Larry Hayes
[address]

March 22, 2006

RE: Indemnity agreement, Ventura Distribution lease assumption

Dear Mr. Hayes:

With respect to the Ventura distribution equipment leases that were not assumed by First Look Entertainment and that are listed on Exhibit A attached hereto (hearafter "Equipment Leases"), we will to indemnify you for 50% of any amounts that you are personally required to pay to lessors under your existing guarantees of such Equipment Leases, up to an aggregate payment by us hereunder of $100,000. Our indemnity obligation is subject to (a) prompt written notice to us of any potential claims that are subject to this indemnity and (b) our right to control the legal defense and settlement of all such claims.

Sincerely,

First Look Studios

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